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                                                    EXHIBIT 10.13




                                                    Dated as of March 4, 1996


Barnett Banks, Inc.
50 N. Laura Street
Jacksonville, FL  32202-3638
Attn:  Hinton Nobles

Ladies and Gentlemen:

     Reference is hereby made to (i) that certain Stock Purchase Agreement dated as of March 4, 1996 (the "Barnett Purchase Agreement") between GrantAmerica, Inc. ("Purchaser") and Barnett Banks, Inc. ("Barnett"), and (ii) that certain Stock Purchase Agreement dated as of December 11, 1995 (the "BKB Purchase Agreement") between Purchaser and The First National Bank of Boston ("BKB"). Any capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Barnett Purchase Agreement.

     1. INDEMNIFICATION. The Purchaser hereby agrees that in the event of a final determination, whether by means of a settlement entered into in accordance with the terms hereof, or an order of a court of competent jurisdiction which is nonappealable, or which the parties hereto have agreed not to appeal (in any such case the "Final Determination"), that for purposes of Section 1(a) hereof the acquisition of stock by Purchaser under the BKB Purchase Agreement is to be treated as an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that for purposes of Section 1(b) hereof the acquisitions of stock by Purchaser under the Barnett Purchase Agreement and the BKB Purchase Agreement, (collectively the "Stock Acquisition") are to be treated as an exchange under Section 351 of the Code, then Purchaser shall, subject to the terms and limitations described herein, indemnify Barnett and hold it harmless for the following losses (including without limitation interest, penalties, reasonable attorney's fees and other costs and disbursements incurred in connection with the issue as to which indemnification is sought or pursuant to exercise by Barnett of its rights and obligations under Section 4 hereof.

          (a) if the Final Determination is made with respect to an income tax return filed by Purchaser, the product of (A) that amount equal to the excess of
(i) the present value of the income tax benefits from the amortization (for income tax purposes) of the mortgage servicing portfolio of BancBoston Mortgage assuming an income tax basis equal to the value of the mortgage servicing portfolio of BancBoston Mortgage on December 31, 1995 over (ii) the present value of the income tax benefits from the amortization (for income tax purposes) of the


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Barnett Banks, Inc.
March 4, 1996
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mortgage servicing portfolio of BancBoston Mortgage with its actual historic income tax basis on December 31, 1995, in both cases using an 8% discount rate and a 37.5% effective tax rate, MULTIPLIED BY (B) the percentage of common stock of Purchaser owned by Barnett (determined as a percentage of the total issued and outstanding Class A Common Stock of Purchaser); and

          (b) if the Final Determination is made with respect to an income tax return filed by Barnett, the "net tax detriment" (as such term is hereafter defined) to Barnett. For purposes of this subparagraph (b), the "net tax detriment" to Barnett shall mean that amount equal to the excess of (A) the increased income tax liability of Barnett resulting from the nonrecognition, solely pursuant to the Final Determination, of capital loss on the sale of stock to Purchaser under the BMC Purchase Agreement, which loss would otherwise be allowable under the relevant income tax laws (e.g., not otherwise disallowed under the loss disallowance provisions of the federal consolidated tax return regulations), and which capital loss was actually recognized and reported by Barnett in its federal, state and local income tax returns as finally determined (other than solely pursuant to the Final Determination) on the sale of stock to Purchaser under the Barnett Purchase Agreement, over (B) the income tax benefits realized by Barnett resulting from the Final Determination that the sale of stock to Purchaser under the Barnett Purchase Agreement is an exchange under Code Section 351, other than income tax benefits for which payment is made to Purchaser by Barnett through the repayment, pursuant to this subparagraph, of any net amount paid to Barnett under Section 10.7(d) of the Barnett Purchase Agreement. To the extent Barnett has not realized all of its income tax benefit resulting from the Final Determination at the time of the payment under this
Section 1(b), Barnett shall pay Purchaser the amount of any remaining such income tax benefit realized after the payment under this Section 1(b) to the extent such benefit was not taken in the account in calculating the payment under this Section 1(b) at the time so realized, but, except as provided in the immediately following sentence, in no event an amount greater than the net amount paid to Barnett by Purchaser under this letter agreement. As a result of the Final Determination, Barnett shall repay to the Purchaser any net payment which Purchaser has made to Barnett under Section 10.7(d) of the Barnett Purchase Agreement, even if this repayment exceeds the amount which would be due Barnett from the Purchaser under this letter agreement, subject to a right of offset for net amounts due Barnett under this Agreement. For purposes of determining income tax liabilities and income tax benefits, Barnett shall include the Barnett affiliated group, as defined in Code Section 1504(a), and any successors thereto.

     2. LIMITATION ON LOSSES. Notwithstanding any provision contained herein to the contrary:

          (a) Barnett shall not be entitled to indemnification hereunder unless, and only to the extent that, the aggregate amount of such aggregate Losses to Barnett exceed $3,500,000 (the "Deductible"), whereupon (subject to the provisions of clause 2(b) below) Purchaser shall be obligated to pay in full all such amounts, but only to the extent such aggregate Losses are in excess of the Deductible; and


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Barnett Banks, Inc.
March 4, 1996
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          (b) Barnett shall not be entitled to indemnification hereunder for aggregate Losses in excess of $20,000,000.

     3. CONDITIONS. Barnett will not take any action that will cause the Stock Acquisition to be treated as a transaction under Code Section 351 and shall report the Stock Acquisition for all tax reporting purposes as a taxable stock transaction (and not as a Code Section 351 transaction); provided that Barnett may report the stock acquisition of Barnett stock by Purchaser consistent with the Section 338(h)(10) Election if, in fact, the Section 338(h)(10) Election is made with respect to such purchase. In the event Barnett fails to comply with its covenants in this Paragraph 3, then Purchaser shall have no obligation to indemnify Barnett hereunder.

     4. CONTESTS. Barnett and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any tax return and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of or relating to any liability of Barnett Mortgage Company and its Subsidiaries' tax returns relating to taxable years or periods ending on or prior to the Closing Date (provided that Barnett in all events shall comply with its covenants contained in Paragraph 3 hereof); PROVIDED, HOWEVER, that:

          (a) Barnett agrees to vigorously contest any claim or determination by any taxing authority or other administrative body or court that the Stock Acquisition is to be treated as a transaction under Code Section 351 and to exhaust all administrative and judicial remedies available to it relating to any such determination;

          (b) Purchaser and its duly appointed representatives shall have the right to participate at its expense in any audit, administrative or judicial appeal referenced in subparagraph (a) above;

          (c) neither Barnett nor any of its appointed representatives shall, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that relates to the treatment of the Stock Acquisitions as transactions under Section 351 of the Code or that may trigger Purchaser's indemnification obligations hereunder; and

          (d) Purchaser and its duly appointed representatives shall have the opportunity to review and comment upon any of Barnett's calculations of the amount of tax liability of Barnett arising from or relating to the treatment of the Stock Acquisition as a transaction under Section 351 of the Code, and the amount of any tax benefits realized by Barnett as a result of the treatment of the Stock Acquisition as a transaction under Section 351 of the Code, and Barnett, at Purchaser's request, shall submit to Purchaser copies of all supporting materials, schedules and tax returns related to all of such calculations.


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Barnett Banks, Inc.
March 4, 1996
Page 4


     5. EXCLUSIVE REMEDY. Notwithstanding any provision contained in the Barnett Purchase Agreement to the contrary, the indemnification provided in this letter agreement shall be the sole and exclusive remedy available to Barnett with respect to any loss incurred by Barnett relating to, arising out of or resulting from the treatment of the Stock Acquisition as a transaction under Section 351 of the Code; provided, however, that nothing herein shall limit Barnett's rights under the Barnett Purchase Agreement with respect to a breach by the Purchaser of the provisions of Section 7.18 thereof, although Barnett shall not be entitled to recover twice for the same loss.

     6. Miscellaneous.
        -------------

          (a) NOTICES. Any notice or other communication required or permitted to be given hereunder shall be deemed duly given if given in accordance with
Section 13.1 of the Barnett Purchase Agreement.

          (b) AMENDMENT. This letter agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

          (c) GOVERNING LAW. This letter agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflicts of laws principles thereof.

          (d) COUNTERPARTS. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (e) TERM. This letter agreement shall terminate upon expiration of the last day upon which any taxing authority could successfully dispute the characterization of the Stock Acquisition as a taxable stock transaction and recharacterize it as a transaction under Code Section 351 under applicable laws.


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Barnett Banks, Inc.
March 4, 1996
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     Please sign where indicated below to acknowledge your agreement with the foregoing.

                                              Sincerely,

                                              GrantAmerica, Inc.


                                              By:
                                                  ------------------------
                                                  Thomas M. Hagerty,
                                                  President


Acknowledged and agreed to as of
this 4th day of March, 1996.

Barnett Banks, Inc.


By:
    ------------------------
    Name:
    Title: